SHELL MIDSTREAM PARTNERS, L.P. 4th QUARTER 2021 UNAUDITED RESULTS

• The Partnership reported $104 million of net income attributable to the Partnership, $123 million of net cash provided by operating activities, $167 million of adjusted EBITDA attributable to the Partnership and $142 million of cash available for distribution.

• Fourth quarter distribution of $0.3000 per common unit, consistent with the previous quarter.

•On February 11, 2022, Shell Midstream Partners received a non-binding preliminary proposal from Shell Pipeline Company LP to acquire all of the outstanding common units held by the public in exchange for $12.89 per common unit.

HOUSTON, February 24, 2022 – Shell Midstream Partners, L.P. (NYSE: SHLX) (the “Partnership” or “Shell Midstream Partners”) reported net income attributable to the Partnership of $104 million for the fourth quarter of 2021, which equated to $0.23 per diluted common limited partner unit. Excluding non-cash impairment charges related to our investment in Colonial Pipeline, earnings per diluted common limited partner unit would have been $0.35. Shell Midstream Partners also generated adjusted earnings before interest, income taxes, depreciation and amortization attributable to the Partnership of $167 million.

Total cash available for distribution was $142 million, an increase of $20 million as compared to the prior quarter. The increase was largely driven by increased volumes across our systems, which were impacted by Hurricane Ida in the prior quarter. With the completion of repairs to the West Delta facility in early November, all Partnership assets returned to normal operating levels.

The Board of Directors of the general partner previously declared a cash distribution of $0.3000 per limited partner common unit for the fourth quarter of 2021, consistent with the prior quarter. The distribution was paid February 11, 2022 to unitholders of record as of February 1, 2022.

FINANCIAL HIGHLIGHTS

•Net income attributable to the Partnership was $104 million, compared to $127 million for the prior quarter.
•Net cash provided by operating activities was $123 million, compared to $138 million for the prior quarter.
•Cash available for distribution was $142 million, compared to $122 million for the prior quarter.
•The board of directors of Colonial elected not to declare a dividend for the three months ended December 31, 2021.
•Total cash distribution declared for common units was $118 million, resulting in a coverage ratio of 1.2x.
•Adjusted EBITDA attributable to the Partnership was $167 million, compared to $145 million for the prior quarter.
•As of December 31, 2021, the Partnership had $361 million of consolidated cash and cash equivalents on hand.
•As of December 31, 2021, the Partnership had total debt of $2.7 billion, equating to 4.0x Debt to annualized Q4 2021 Adjusted EBITDA. Current debt levels are well within our targeted range and provide flexibility to the Partnership.

Adjusted EBITDA and Cash available for distribution are non-GAAP supplemental financial measures. See the reconciliation to their most comparable GAAP measures later in this press release.

ASSET HIGHLIGHTS
Significant Onshore Pipeline Transportation:
•Zydeco - Mainline volumes were 530 kbpd in the current quarter, compared to 538 kbpd in the prior quarter, primarily due to lower onshore volumes during the quarter.

Significant Offshore Pipeline Transportation:
•During the quarter, volumes increased mainly due to systems returning to normal following the impacts of Hurricane Ida in the prior quarter.
◦Mars - Volumes were 408 kbpd, compared to 334 kbpd in the prior quarter.
◦Amberjack - Volumes were 346 kbpd, compared to 262 kbpd in the prior quarter.
◦Eastern Corridor - Volumes were 425 kbpd, compared to 357 kbpd in the prior quarter.
◦Auger - Volumes were 43 kbpd, compared to 39 kbpd in the prior quarter.

2022 OUTLOOK
•Based on current producer schedules, we expect an impact of approximately $20 million to both net income and cash available for distribution in 2022 related to certain planned producer turnarounds.
•On February 11, 2022, Shell Midstream Partners received a non-binding preliminary proposal from Shell Pipeline Company LP to acquire all of the outstanding common units held by the public in exchange for $12.89 per common unit. In response to this announcement, SHLX has temporarily suspended providing forward guidance, as well as its formal unitholder engagement program, including attending investor conferences and roadshows.
•As of December 31, 2021, the Partnership had approximately $1.2 billion in available liquidity, which is a combination of cash and cash equivalents on hand and availability under credit facilities.

ABOUT SHELL MIDSTREAM PARTNERS, L.P.
Shell Midstream Partners, L.P., headquartered in Houston, Texas, owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners and the assets owned by the Partnership, please visit
www.shellmidstreampartners.com.

FORTHCOMING EVENTS
Shell Midstream Partners, L.P. will hold a webcast at 10:00am CT today to discuss the reported results and provide an update on Partnership operations. Interested parties may listen to the conference call on Shell Midstream Partners, L.P.’s website at www.shellmidstreampartners.com by clicking on the “2021 Fourth Quarter Financial Results Call” link, found under the

“Events and Conferences” section. A replay of the conference call will be available following the live webcast.

Summarized Financial Statement Information

	For the Three Months Ended
(in millions of dollars, except per unit data)	December 31, 2021	September 30, 2021
Revenue (1)	$141	$128
Costs and expenses
Operations and maintenance	47	42
Cost of product sold	9	9
General and administrative	13	13
Depreciation, amortization and accretion	13	12
Property and other taxes	5	3
Total costs and expenses	87	79
Operating income	54	49
Income from equity method investments	59	86
Other income	7	8
Investment and other income	66	94
Interest income	7	8
Interest expense	21	22
Income before income taxes	106	129
Income tax expense	—	—
Net income	106	129
Less: Net income attributable to noncontrolling interests	2	2
Net income attributable to the Partnership	$104	$127
Preferred unitholder’s interest in net income attributable to the Partnership	$12	$12
Limited Partners’ interest in net income attributable to the Partnership’s common unitholders	$92	$115

Net income per Limited Partner Unit:
Common – Basic	$0.23	$0.29
Common – Diluted	$0.23	$0.29

Weighted average Limited Partner Units outstanding:
Common units – public – basic	123.8	123.8
Common units – SPLC – basic	269.5	269.5
Common units – public – dilutive	123.8	123.8
Common units – SPLC – dilutive	320.3	320.3
(1) Deferred revenue recognized for the three months ended December 31, 2021 and September 30, 2021, including the impact of overshipments and expiring credits, if applicable, was $5 million and less than $1 million, respectively.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
	For the Three Months Ended
(in millions of dollars)	December 31, 2021	September 30, 2021
Net income	$106	$129
Add:
Loss from adjustment of equity method investment basis difference (1)	2	—
Depreciation, amortization and accretion	17	15
Interest income	(7)	(8)
Interest expense	21	22
Cash distribution received from equity method investments	98	83
Less:
Equity method distributions included in other income	7	8
Income from equity method investments (1)	61	86
Adjusted EBITDA (2)	169	147
Less:
Adjusted EBITDA attributable to noncontrolling interests	2	2
Adjusted EBITDA attributable to the Partnership	167	145
Less:
Series A Preferred Units distribution	12	12
Net interest paid by the Partnership (3)	21	22
Maintenance capex attributable to the Partnership	4	2
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	3	4
Principal and interest payments received on financing receivables	9	9
Cash available for distribution attributable to the Partnership’s common unitholders	$142	$122
(1) As a result of the impairment taken by Colonial in the fourth quarter of 2021, we wrote-off approximately $2 million of the unamortized basis difference related to our investment. These amounts are presented combined in Income from equity method investments in the Summarized Financial Statement Information table above.
(2) Excludes principal and interest payments received on financing receivables.
(3) Amount represents both paid and accrued interest attributable to the period.

See “Non-GAAP Financial Measures” later in this press release.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Cash Provided by Operating Activities
	For the Three Months Ended
(in millions of dollars)	December 31, 2021	September 30, 2021
Net cash provided by operating activities	$123	$138
Add:
Interest income	(7)	(8)
Interest expense	21	22
Return of investment	10	8
Less:
Change in deferred revenue and other unearned income	8	7
Non-cash interest expense	—	1
Loss from adjustment of equity method investment basis difference (1)	2	—
Change in other assets and liabilities	(32)	5
Adjusted EBITDA (2)	169	147
Less:
Adjusted EBITDA attributable to noncontrolling interests	2	2
Adjusted EBITDA attributable to the Partnership	167	145
Less:
Series A Preferred Units distributions	12	12
Net interest paid by the Partnership (3)	21	22
Maintenance capex attributable to the Partnership	4	2
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	3	4
Principal and interest payments received on financing receivables	9	9
Cash available for distribution attributable to the Partnership’s common unitholders	$142	$122
(1) As a result of the impairment taken by Colonial in the fourth quarter of 2021, we wrote-off approximately $2 million of the unamortized basis difference related to our investment.
(2) Excludes principal and interest payments received on financing receivables.
(3) Amount represents both paid and accrued interest attributable to the period.

See “Non-GAAP Financial Measures” later in this press release.

Distribution Information
	For the Three Months Ended
(in millions of dollars, except per-unit and ratio data)	December 31, 2021	September 30, 2021
Quarterly distribution declared per common unit	$0.3000	$0.3000

Adjusted EBITDA attributable to the Partnership (1)	$167	$145

Cash available for distribution attributable to the Partnership’s common unitholders (1)	$142	$122

Distribution declared to limited partner units – common	$118	$118

Coverage ratio (2)	1.2	1.0
(1) Non-GAAP measures. See reconciliation tables earlier in this press release.
(2) Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

Capital Expenditures
	For the Three Months Ended
(in millions of dollars)	December 31, 2021	September 30, 2021
Expansion capital expenditures	$—	$—
Maintenance capital expenditures	4	3
Total capital expenditures paid	$4	$3
Contributions to investment	$1	$—

Condensed Consolidated Balance Sheet Information
(in millions of dollars)	December 31, 2021	September 30, 2021
Cash and cash equivalents	$361	$365
Equity method investments	974	1,008
Property, plant & equipment, net	654	662
Total assets	2,318	2,329
Related party debt	2,692	2,691
Total deficit	(493)	(469)

Pipeline and Terminal Volumes and Revenue per Barrel
	For the Three Months Ended
	December 31, 2021	September 30, 2021
Pipeline throughput (thousands of barrels per day) (1)
Zydeco – Mainlines	530	538
Zydeco – Other segments	24	11
Zydeco total system	554	549
Amberjack total system	346	262
Mars total system	408	334
Bengal total system	301	294
Poseidon total system	240	206
Auger total system	43	39
Delta total system	241	200
Na Kika total system	85	64
Odyssey total system	99	93
Colonial total system	2,527	2,282
Explorer total system	523	595
Mattox total system (2)	101	86
LOCAP total system	654	688
Other systems	459	410

Terminals (3)(4)
Lockport terminaling throughput and storage volumes	230	249

Revenue per barrel ($ per barrel)
Zydeco total system (5)	$0.62	$0.68
Amberjack total system (5)	2.25	2.26
Mars total system (5)	1.11	1.31
Bengal total system (5)	0.32	0.43
Auger total system (5)	1.81	1.66
Delta total system (5)	0.64	0.59
Na Kika total system (5)	1.14	0.88
Odyssey total system (5)	1.00	0.95
Lockport total system (6)	0.21	0.20
Mattox total system (7)	1.52	1.52
 (1) Pipeline throughput is defined as the volume of delivered barrels.
(2) The actual delivered barrels for Mattox are disclosed in the above table for the comparative periods. However, Mattox is billed by monthly minimum quantity per dedication and transportation agreements. Based on the contracted volume determined in the agreements, the thousands of barrels per day for Mattox are 165 and 154 for the three months ended December 31, 2021 and September 30, 2021, respectively.
(3) Terminaling throughput is defined as the volume of delivered barrels and storage is defined as the volume of stored barrels.
(4) Refinery Gas Pipeline and our refined products terminals are not included above as they generate revenue under transportation and terminaling service agreements, respectively, that provide for guaranteed minimum throughput.
(5) Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period. Actual tariffs charged are based on shipping points along the pipeline system, volume and length of contract.
(6) Based on reported revenues from transportation and storage divided by delivered and stored barrels over the same time period. Actual rates are based on contract volume and length.
(7) Mattox is billed at a fixed rate of $1.52 per barrel for the monthly minimum quantity in accordance with dedication and transportation agreements.

FORWARD-LOOKING STATEMENTS
This press release includes various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “budget,” “continue,” “potential,” “guidance,” “effort,” “expect,” “forecast,” “goals,” “objectives,” “outlook,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “begin,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future actions, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, and statements concerning any proposal or proposed transaction and the likelihood of a successful consummation of any such proposal or transaction are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Forward-looking statements speak only as of the date of this press release, February 24, 2022, and we disclaim any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. If any of those risks occur, it could cause our actual results or the outcome of any particular event to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

NON-GAAP FINANCIAL MEASURES
This press release includes the terms Adjusted EBITDA and cash available for distribution. We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities. These non-GAAP measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in this press release to Adjusted EBITDA refer to net income before income taxes, interest expense, interest income, gain or loss from disposition of fixed assets, allowance oil reduction to net realizable value, loss from revision of asset retirement obligations, and depreciation, amortization and accretion, plus cash distributed to Shell Midstream Partners, L.P. from equity method investments for the applicable period, less equity method distributions included in other income and income from equity method investments. We define Adjusted EBITDA attributable to Shell Midstream Partners, L.P. as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests and Adjusted EBITDA attributable to Shell plc and its controlled affiliates, other than us, our subsidiaries and our general partner (collectively, “Parent”). References to cash available for distribution refer to Adjusted EBITDA attributable to Shell Midstream Partners, L.P., less maintenance capital expenditures attributable to Shell Midstream Partners, L.P., net interest paid by the Partnership, cash reserves, income taxes paid and Series A Preferred Units distributions, plus net adjustments from volume deficiency payments attributable to Shell Midstream Partners, L.P., reimbursements from Parent included in partners’ capital, principal and interest payments received on financing receivables and certain one-time payments received. Cash available for distribution will not reflect changes in working capital balances. We define maintenance capital expenditures as cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition, equity acquisition or other form of investment) by the Partnership or any of its subsidiaries of existing assets or assets under construction, (b) the construction or development of new capital assets by the Partnership or any of its subsidiaries, (c) the replacement, improvement or expansion of existing capital assets by the Partnership or any of its subsidiaries or (d) a capital contribution by the Partnership or any of its subsidiaries to a person that is not a subsidiary in which the Partnership or any of its subsidiaries has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership or such subsidiary’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Partnership and its subsidiaries, in the case of clauses (a), (b) and (c), or such person, in the case of clause (d), as the operating capacity or operating income of the Partnership and its subsidiaries or such person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.
February 24, 2022

The information in this Report reflects the unaudited consolidated financial position and results of Shell Midstream Partners, L.P.

Inquiries:
Shell Media Relations
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Shell Investor Relations
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